                                                                       EXHIBIT 2

                                PROMISSORY NOTE
                                ---------------


U.S. $4,000,000.00                                    OCTOBER 16, 1995


     FOR VALUE RECEIVED, the undersigned, QMS Europe B.V., a corporation organized under the law of The Netherlands, and QMS Australia PTY Ltd., a corporation organized under the laws of Australia (collectively "Maker"), promises to pay to the order of QMS, Inc., a Delaware corporation (herein, along with each subsequent holder of this Note, referred to as "Holder"), the principal sum of U.S. Four Million Dollars (U.S. $4,000,000.00) plus interest as provided herein.

     This Note constitutes partial payment in the intercompany debt owed by Maker to Holder as set forth in that certain Share Purchase Agreement between Maker and Jalak Investments B.V. i.o. ("Purchaser") dated October 12, 1995 (the "Agreement") and is secured by the pledge by Purchaser of the stock of Maker pursuant to that certain Pledge and Security Agreement dated the date hereof.

     This Note shall be paid in full, plus accrued interest at a rate of six and one-half percent (6.5%) per annum on the unpaid balance thereof, in the event a third party takes and pays a partial stake in newly issued shares of QMS Europe of at least US$4,000,000. Until such time, this Note shall be subordinate in accordance with the attached deed of subordination and pledge.

     Should the principal or any interest hereunder not be paid when due, the Holder shall have the right to declare the unpaid principal and all accrued interest of this Note to be forthwith due and payable. Any payment of principal which is not paid when due shall bear interest until paid at a simple interest rate equal to twelve percent (12.0%) per annum.

     The principal hereof and any interest hereon shall be payable in lawful money of the United States of America, at such place as the Holder hereof may designate in writing to Maker. The Maker may prepay this Note in full or in part at any time without notice, penalty or prepayment fee.

     Maker agrees to pay the Holder hereof reasonable attorneys' fees for the services of counsel employed to collect this Note, whether or not suit be brought, and whether incurred in connection with collection, trial, appeal, or otherwise, and to indemnify and hold the Holder harmless against liability for the payment of state intangible, documentary and recording taxes, and other taxes (including interest and penalties, if any) which may be determined to be payable with respect to this transaction.

     In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently paid by Maker or inadvertently received by the Holder, then such excess sum shall be credited as a payment of principal, unless Maker shall notify the Holder, in writing, that Maker elects to have such excess sum returned to it forthwith. It is the express intent hereof that Maker not pay
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and the Holder not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Maker under applicable law.

     The remedies of Holder as provided herein and in any other documents governing or securing repayment hereof shall be cumulative and concurrent and may be pursued singly, successively, or together, at the sole discretion of Holder, and may be exercised as often as occasion therefor shall arise.

     No act of omission or commission of Holder, including specifically any failure to exercise any right, remedy, or recourse, shall be effective unless set forth in a written document executed by Holder, and then only to the extent specifically recited therein. A waiver or release with reference to one event shall not be construed as continuing, as a bar to, or as a waiver or release of any subsequent right, remedy, or recourse as to any subsequent event.

     Maker hereby (a) waives demand, presentment of payment, notice of nonpayment, protest, notice of protest and all other notice, filing of suit, and diligence in collecting this Note; (b) agrees to any substitution, addition, or release of any collateral or any party or person primarily or secondarily liable hereon; (c) agrees that the Holder shall not be required first to institute any suit, or to exhaust its remedies against Maker or any other person or party to become liable hereunder, or against any collateral in order to enforce payment of this Note; and (d) consents to any extension, rearrangement, renewal, or postponement of time of payment of this Note and to any other indulgence with respect hereto without notice, consent, or consideration.

     Whenever used in this Note, the words "Maker" and "Holder" shall be deemed to include Maker and the Holder named in the opening paragraph of this Note, and their respective legal representatives, successors, and assigns. It is expressly understood and agreed that the Holder shall never be construed for any purpose as a partner, joint venturer, co-principal, or associate of Maker, or of any person or party claiming by, through, or under Maker in the conduct of their respective businesses.

     Time is of the essence of this Note.

     This Note shall be construed and enforced in accordance with the laws of the State of Georgia.

     All references herein to any document, instrument, or agreement shall be deemed to refer to such document, instrument, or agreement as the same may be amended, modified, restated, supplemented, or replaced from time to time.
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     IN WITNESS WHEREOF, the undersigned Maker has executed this instrument under seal as of the day and year first above written.

                                          MAKER:

                                          QMS EUROPE B.V.


                                          By: /s/ P.P. van Schaick
                                              ---------------------------
                                          Title: J.M.D.
                                                 ------------------------

                                          QMS AUSTRALIA PTY LTD.

                                          By: /s/ P.P. van Schaick
                                              ---------------------------
                                          Title: J.M.D.
                                                 ------------------------